                                                       Exhibit 1(c)


                   Resolutions for Executive Committee Meeting
               Providentmutual Life and Annuity Company of America
                                 April 13, 1995



        WHEREAS, the Board of Directors of Providentmutual Life and Annuity Company of America ("PLACA") established the Providentmutual Variable Annuity Separate Account ("Annuity Account") on May 9, 1991, pursuant to the provisions of Section 406.2 of the Pennsylvania Insurance Code; and

        WHEREAS, PLACA has redomesticated as a Delaware Insurance Company and is now subject to regulation by the Delaware Insurance Department; and

        WHEREAS, the Annuity Account is now subject to and conforms with the provisions of Section 2932 of the Delaware Insurance Code; and

        WHEREAS, the Annuity Account currently has sixteen subaccounts; and

        WHEREAS, PLACA now desires to establish seven additional subaccounts, each of which will invest in shares of a designated mutual fund portfolio and to which net premiums under the contracts shall be allocated in accordance with instructions received from owners of the contracts;

        NOW, BE IT RESOLVED, that Providentmutual Life and Annuity Company of America pursuant to the provisions of Section 2932 of the Delaware Insurance Code hereby does establish and create the following additional investment Subaccounts of the Annuity Account: FIDELITY CONTRAFUND SUBACCOUNT; SCUDDER GROWTH AND INCOME SUBACCOUNT; SCUDDER INTERNATIONAL SUBACCOUNT; DREYFUS GROWTH AND INCOME SUBACCOUNT; DREYFUS SOCIALLY RESPONSIBLE SUBACCOUNT; FEDERATED U. S. GOVERNMENT BOND FUND SUBACCOUNT; AND FEDERATED UTILITY SUBACCOUNT;

        FURTHER RESOLVED, that the President or a Vice President be, and hereby are authorized to take all necessary and appropriate actions to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.